Exhibit 99.1

News Release

Weatherford Announces Second Quarter 2022 Results and Raises Full-Year Outlook

•Full-year revenue outlook increased to mid-teens growth year-over-year
•Second quarter revenues of $1,064 million increased 13% sequentially, led by strong international growth of 14%
•Operating income was $104 million, compared to $18 million in the first quarter of 2022 and adjusted EBITDA[1] was $186 million or a 17.5% adjusted EBITDA margin, a sequential increase of 23%, a 140 basis points adjusted EBITDA margin rate expansion
•Net cash provided by operating activities was $60 million and free cash flow[1] was $59 million, driven by improved collections efficiency
•Issued a notice of election to redeem $50 million of our 11% senior unsecured notes
•Joined the broad-market Russell 3000® Index, effective June 27, 2022

Houston, July 27, 2022 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the second quarter of 2022.
Revenues for the second quarter of 2022 were $1,064 million, an increase of 13% sequentially and 18% year-over-year. Operating income was $104 million in the second quarter of 2022, compared to $18 million in the first quarter of 2022 and $25 million in the second quarter of 2021. The Company’s second quarter of 2022 net income was $6 million, compared to a net loss of $80 million in the first quarter of 2022 and a net loss of $78 million in the second quarter of 2021. Tax expense in the second quarter of 2022 included a $27 million recognition of a benefit from certain previously uncertain tax positions.
Second quarter 2022 cash flows provided by operations were $60 million, compared to cash flows used in operations of $64 million in the first quarter of 2022 and cash flows provided by operations of $46 million in the second quarter of 2021. Capital expenditures were $24 million in the second quarter of 2022, compared to $20 million in the first quarter of 2022 and $9 million in the second quarter of 2021.
•Adjusted EBITDA[1] was $186 million, an increase of 23% sequentially and 37% year-over-year
•Free cash flow[1] was $59 million, an increase of $123 million sequentially and $11 million year-over-year
•Other (credits) charges was a net credit of $14 million, primarily related to the gain on sale of assets related to our fulfillment initiatives and collections of previously impaired receivables
Girish Saligram, President and Chief Executive Officer, commented, “We delivered noteworthy results well ahead of our guidance across all metrics. We showed strong sequential growth in revenues, adjusted EBITDA, and free cash flow, as our market leading offerings continued to gain commercial traction with solid fall-through on margins. We continue to make progress on our commercial and operational paradigm changes and our second quarter adjusted EBITDA margins of 17.5% and free cash flow of $59 million, demonstrate those improvements taking hold. Our results reaffirm that our strategy to expand margins sustainably over the cycle, while generating positive free cash flow, is delivering the intended results.
The macro-environment for the sector continues to be supported by strong fundamentals, and we are capitalizing on the opportunities enabled by our broad services portfolio, leading edge specialty services, transformation of our operating paradigm, and strong customer relationships. Despite substantial supply chain and geopolitical headwinds, based on the strength of our second-quarter performance and the confidence in our strategy, we now expect full-year 2022 revenue to grow by mid-teens year-over-year, exceeding our previous expectations.”

Notes:
[1] EBITDA represents income before interest expense, net, income taxes, depreciation and amortization expense. Adjusted EBITDA excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. EBITDA, adjusted EBITDA, and free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.

Commercial and Operational Highlights
•PTT Exploration and Production Thailand awarded Weatherford a five-year contract to deliver high-temperature directional drilling, measurement-while-drilling, and logging-while-drilling services. Our history of service excellence in the region and market-leading technology in high-temperature environments made Weatherford a preferred choice for this contract award.
•ADNOC Offshore awarded Weatherford a five-year well services agreement for the provision of through tubing equipment and services. Our offering combines expertise with field-proven technology to help customers consume fewer resources, reduce carbon footprint, and maximize the economic life of existing infrastructure.
•Hess Corporation and Weatherford entered into a three-year commercial agreement, with Weatherford serving as the primary supplier of artificial lift equipment and services, including automation, in Hess's Bakken operations, in North America. We received this award because of the field-proven application of our Rotaflex® long-stroke pumping technology combined with Weatherford WellPilot® Regen variable speed drives (VSD) and the ability to provide value-added services and engineering.
•Chevron in Thailand awarded Weatherford a six-year commercial contract to deliver tubular running services (TRS). We credit this award to our 60 years of experience in TRS, our track record of incident-free operations in the region, and our high level of operational efficiency.
•Shell awarded Weatherford a three-year contract to continue providing cementing products and casing accessories in the Gulf of Mexico. We are a leading provider of deepwater cementing systems, with a well-integrity portfolio that optimizes cement placement, manages surges, and sets the stage for life-of-well integrity.
•Santos Limited awarded Weatherford a three-year commercial contract to provide sucker rods for their operations in Australia. Our sucker-rod portfolio guarantees a match between customer needs, budget, and production strategy to make the most of existing assets and unique well environments.
•Our real-time remote engineering support, coupled with Managed Pressure Drilling (MPD) ability to execute against an exacting pressure management plan throughout the well construction phase, helped to drill the longest well in Canada at approx. 30,000 ft for a major operator, faster and with fewer trips.

Liquidity
We closed the second quarter of 2022 with total cash of approximately $1.1 billion as of June 30, 2022, up $34 million sequentially. Free cash flow of $59 million improved $123 million versus the first quarter of 2022. The sequential improvement was driven by improved collections efficiency. To further improve our debt profile and reduce interest payments, on July 11, 2022, we issued a notice to redeem $50 million of our 11% senior unsecured notes on August 10, 2022.
Results by Reportable Segment
Drilling & Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2022	March 31, 2022	June 30, 2021	Seq.		YoY
Revenues:
DRE Revenues	$317	$292	$265	9%		20%
DRE Segment Adjusted EBITDA	$69	$59	$46	17%		50%
% Margin	21.8%	20.2%	17.4%	160	bps	440	bps
Second quarter 2022 DRE revenues of $317 million increased by $25 million, or 9% sequentially, due to higher demand for all DRE product lines, driven by managed pressure drilling and drilling services, primarily in Latin America and the Middle East/North Africa/Asia regions. Second quarter 2022 DRE segment adjusted EBITDA of $69 million increased by $10 million, or 17% sequentially, largely due to higher fall-through for drilling services primarily in Latin America.

Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2022	March 31, 2022	June 30, 2021	Seq.		YoY
Revenues:
WCC Revenues	$383	$344	$337	11%		14%
WCC Segment Adjusted EBITDA	$67	$67	$55	—%		22%
% Margin	17.5%	19.5%	16.3%	(200)	bps	120	bps
Second quarter 2022 WCC revenues of $383 million increased by $39 million, or 11% sequentially, due to higher demand for all WCC product lines, driven by tubular running services and completions primarily in the Middle East North Africa/Asia region.
Second quarter 2022 WCC segment adjusted EBITDA of $67 million was flat sequentially with volume improvement primarily in Latin America and the Middle East/North Africa/Asia region offset by a change in revenue mix, which contributed to the margin decline.
Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	June 30, 2022	March 31, 2022	June 30, 2021	Seq.		YoY
Revenues:
PRI Revenues	$345	$286	$278	21%		24%
PRI Segment Adjusted EBITDA	$68	$39	$46	74%		48%
% Margin	19.7%	13.6%	16.5%	610	bps	320	bps
Second quarter 2022 PRI revenues of $345 million increased by $59 million, or 21% sequentially, due to higher demand for all PRI product lines, driven by intervention services and drilling tools and artificial lift, primarily in North America. Second quarter 2022 PRI segment adjusted EBITDA of $68 million, increased $29 million, or 74% sequentially, mainly from increased revenues and a higher fall-through for intervention services and drilling tools and artificial lift, primarily in North America and the Middle East/North Africa/Asia region.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company operates in approximately 75 countries and 17,500 team members representing more than 110 nationalities and 350 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Thursday, July 28, 2022, to discuss the results for the second quarter ended June 30, 2022. The conference call will begin at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/en/investor-relations/investor-news-and-events/events/, or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Listeners should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until August 10, 2022 at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 7442205. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
###
Contacts
For Investors:
Mohammed Topiwala
Director, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications
+1 713-836-4193
kelley.hughes@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating income and losses, segment adjusted EBITDA, adjusted EBITDA, free cash flow, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including: the price and price volatility of oil and natural gas; various effects from the Russia Ukraine conflict including, but not limited to, extended business interruptions, sanctions imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues, as we may experience a higher rate of cybersecurity attacks, intrusions or incidents in the current environment of remote connectivity; demand for oil and gas and fluctuations in commodity prices; general global economic repercussions related to U.S. and global inflationary pressures; the macroeconomic outlook for the oil and gas industry; operational challenges relating the COVID-19 pandemic and efforts to mitigate the spread of the COVID-19 virus and COVID-19 variants, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statements speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions, Except Per Share Amounts)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues:
Drilling and Evaluation	$317	$292	$265	$609	$501
Well Construction and Completions	383	344	337	727	660
Production and Intervention	345	286	278	631	537
Segment Revenues	1,045	922	880	1,967	1,698
All Other	19	16	23	35	37
Total Revenues	1,064	938	903	2,002	1,735

Segment Adjusted EBITDA:
Drilling and Evaluation	$69	$59	$46	$128	$75
Well Construction and Completions	67	67	55	134	105
Production and Intervention	68	39	46	107	87
Segment Adjusted EBITDA [1]	204	165	147	369	267
Corporate and Other [2]	(18)	(14)	(11)	(32)	(29)
Total Adjusted EBITDA	186	151	136	337	238
Depreciation and Amortization	(90)	(87)	(114)	(177)	(225)
Share-based Compensation Expense	(6)	(7)	(5)	(13)	(9)
Other Adjustments [3]	14	(39)	8	(25)	8
Total Operating Income	104	18	25	122	12
Other Income (Expense):
Interest Expense, Net	(48)	(48)	(72)	(96)	(142)
Other Expense, Net	(32)	(16)	(11)	(48)	(15)
Income (Loss) Before Income Taxes	24	(46)	(58)	(22)	(145)
Income Tax Provision	(12)	(28)	(15)	(40)	(38)
Net Income (Loss)	12	(74)	(73)	(62)	(183)
Net Income Attributable to Noncontrolling Interests	6	6	5	12	11
Net Income (Loss) Attributable to Weatherford	$6	$(80)	$(78)	$(74)	$(194)

Basic and Diluted Income (Loss) Per Share	$0.08	$(1.14)	$(1.11)	$(1.04)	$(2.77)
Basic Weighted Average Shares Outstanding	71	70	70	71	70
Diluted Weighted Average Shares Outstanding	73	70	70	71	70
[1]Segment adjusted EBITDA is our primary measure of segment profitability and is based on segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]Corporate and other includes business activities related to all other segments (profit and loss), corporate and other expenses (overhead support and centrally managed or shared facilities costs) that do not individually meet the criteria for segment reporting.
[3]Other adjustments in the six months ended June 30, 2022 primarily include a net credit from the gain on asset sales related to our fulfillment initiatives and collections of previously impaired receivables in the three months ended June 30, 2022 offset by net charges in the three months ended March 31, 2022 to include a $20 million restructuring charge and a $17 million charge related to Ukraine.

Weatherford International plc
Revenues by Geographic Areas (Unaudited)

	Three Months Ended			Variance
($ in Millions)	June 30, 2022	March 31, 2022	June 30, 2021	Seq.	YoY
Revenues by Geographic Areas:
Middle East/North Africa/Asia	$350	$310	$289	13%	21%
North America	268	238	220	13%	22%
Latin America	265	227	205	17%	29%
Europe/Sub-Sahara Africa/Russia	181	163	189	11%	(4)%
Total Revenues	$1,064	$938	$903	13%	18%

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	June 30, 2022	December 31, 2021
Assets:
Cash and Cash Equivalents	$879	$951
Restricted Cash	211	162
Accounts Receivable, Net	930	825
Inventories, Net	716	670

Property, Plant and Equipment, Net	939	996
Intangibles, Net	579	657

Liabilities:
Accounts Payable	448	380
Accrued Salaries and Benefits	291	343
Short-term Borrowings and Current Portion of Long-term Debt	64	12
Long-term Debt	2,366	2,416

Shareholders’ Equity:
Total Shareholders’ Equity	491	496

Components of Net Debt [1]:
Short-term Borrowings and Current Portion of Long-term Debt	64	12
Long-term Debt	2,366	2,416
Less: Cash and Cash Equivalents	879	951
Less: Restricted Cash	211	162
Net Debt [1]	$1,340	$1,315
[1] Net debt is a non-GAAP measure calculated as total short and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Cash Flows From Operating Activities:
Net Income (Loss)	$12	$(74)	$(73)	$(62)	$(183)
Adjustments to Reconcile Net Loss to Net Cash Provided (Used In) By Operating Activities:
Depreciation and Amortization	90	87	114	177	225
Asset Write-downs and Other (Credits) Charges	(6)	12	—	6	—
Inventory Charges	9	15	22	24	39
Gain on Disposition of Assets	(9)	(5)	(8)	(14)	(13)
Deferred Income Tax Provision	3	3	4	6	6
Share-Based Compensation	6	7	5	13	9
Working Capital [1]	(20)	(75)	12	(95)	72
Other Operating Activities [2]	(25)	(34)	(30)	(59)	(35)
Net Cash Provided By (Used In) Operating Activities	60	(64)	46	(4)	120

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(24)	(20)	(9)	(44)	(24)
Proceeds from Disposition of Assets	23	20	11	43	22
Proceeds (Payments) for Other Investing Activities	(1)	9	(1)	8	—
Net Cash Provided By (Used In) Investing Activities	(2)	9	1	7	(2)

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(3)	(4)	(2)	(7)	(5)
Other Financing Activities	(17)	(1)	(4)	(18)	(10)
Net Cash Used In Financing Activities	$(20)	$(5)	$(6)	$(25)	$(15)

Free Cash Flow[3]:
Net Cash Provided By (Used In) Operating Activities	$60	$(64)	$46	$(4)	$120
Capital Expenditures for Property, Plant and Equipment	(24)	(20)	(9)	(44)	(24)
Proceeds from Disposition of Assets	23	20	11	43	22
Free Cash Flow [3]	$59	$(64)	$48	$(5)	$118

[1] Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[2] Other operating activities is primarily accruals, net of cash payments for operational expenses, interest, taxes, employee costs and leases.
[3] Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating Income:
GAAP Operating Income	$104	$18	$25	$122	$12
Other (Credits) Charges	(14)	19	(8)	5	(8)
Restructuring Charges	—	20	—	20	—
Operating Non-GAAP Adjustments	(14)	39	(8)	25	(8)
Non-GAAP Adjusted Operating Income	$90	$57	$17	$147	$4

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$24	$(46)	$(58)	$(22)	$(145)
Operating Non-GAAP Adjustments	(14)	39	(8)	25	(8)
Non-GAAP Adjustments Before Taxes	(14)	39	(8)	25	(8)
Non-GAAP Income (Loss) Before Income Taxes	$10	$(7)	$(66)	$3	$(153)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(12)	$(28)	$(15)	$(40)	$(38)
Tax Effect on Non-GAAP Adjustments	—	—	—	—	—
Non-GAAP Provision for Income Taxes	$(12)	$(28)	$(15)	$(40)	$(38)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$6	$(80)	$(78)	$(74)	$(194)
Non-GAAP Adjustments, net of tax	(14)	39	(8)	25	(8)
Non-GAAP Net Loss	$(8)	$(41)	$(86)	$(49)	$(202)

Diluted Income (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Income (Loss) per Share	$0.08	$(1.14)	$(1.11)	$(1.04)	$(2.77)
Non-GAAP Adjustments, net of tax	(0.19)	0.55	(0.12)	0.35	(0.12)
Non-GAAP Diluted Loss per Share	$(0.11)	$(0.59)	$(1.23)	$(0.69)	$(2.89)

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Income (Loss) to Adjusted EBITDA (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net Income (Loss) Attributable to Weatherford	$6	$(80)	$(78)	$(74)	$(194)
Net Income Attributable to Noncontrolling Interests	6	6	5	12	11
Net Income (Loss)	12	(74)	(73)	(62)	(183)
Interest Expense, Net	48	48	72	96	142
Income Tax Provision	12	28	15	40	38
Depreciation and Amortization	90	87	114	177	225
EBITDA	162	89	128	251	222

Other Adjustments:
Other (Credits) Charges	(14)	19	(8)	5	(8)
Restructuring Charges	—	20	—	20	—
Share-Based Compensation	6	7	5	13	9
Other Expense, Net	32	16	11	48	15
Adjusted EBITDA	$186	$151	$136	$337	$238

Supplemental Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA to Free Cash Flow (Unaudited)

	Three Months Ended			Six Months Ended
($ in Millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Adjusted EBITDA	$186	$151	$136	$337	$238
Cash From (Used) for Working Capital	(20)	(75)	12	(95)	72
Capital Expenditures for Property, Plant and Equipment	(24)	(20)	(9)	(44)	(24)
Cash Paid for Taxes	(23)	(19)	(17)	(42)	(32)
Cash Paid for Severance and Restructuring	(5)	(5)	(9)	(10)	(21)
Proceeds from Disposition of Assets	23	20	11	43	22
Excess and Obsolete Inventory Charges	8	11	5	19	21
Increase (Decrease) in Accruals, Net [1]	14	(110)	36	(96)	(17)
Cash Paid for Interest	(100)	(17)	(117)	(117)	(141)
Free Cash Flow [2]	$59	$(64)	$48	$(5)	$118
[1]Increase (Decrease) in Accruals, Net primarily includes accruals for net employee benefits, net payments for leases, change in our allowance for credit losses and foreign currency exchange impact.
[2]Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.